EXHIBIT 10.1



                                                             Platoro West, LLC
                                                             P.O. Box 12650
                                                             Prescott, AZ 86304
                                                             Tel. (520) 541-9250


August 17, 1998


Mr. Ken Webb, President
Zencrest Holdings Inc.
105 Spring Garden Avenue
Toronto, Ontario
Canada M2N 3G4

Dear Ken,

      This letter, when acknowledged by your signature below, will serve as a letter of intent between Platoro West, LLC and Zencrest Holdings Inc. concerning mineral exploration activities. Platoro agrees to identify and stake 8 to 10 good, marketable, uranium properties for Zencrest, or its successors, during the initial term of the agreement. These properties will be advanced stage properties with proven resources and will be in the United States. In consideration of the foregoing, Zencrest agrees to the following:


      1. Zencrest will pay $5,000.00 per month for an initial agreement period of twenty four months.

      2. The agreement will be renewable by mutual consent for successive yearly terms.

      3. Zencrest will pay direct travel and field expenses including day wages for field assistance as well as mileage at the allowed U.S. Internal Revenue Service rate.

      4. Zencrest will pay all filing fees for any claims acquired on its behalf.

      5. Zencrest will pay $1,500.00 per month for a full time employee to staff the data warehouse of Platoro's associated company, Wolfranium Resource Corporation.

      6. Zencrest will provide Platoro with a 0.5% NSR on any properties which are vended to another company whereby Zencrest's resulting participation in the claims is less than 35%.

      7. Zencrest will pay Platoro or its associates four hundred thousand free trading shares of Zencrest Holdings Inc. as soon as the company is up and trading. Furthermore, one hundred thousand shares of Zencrest Holdings Inc. of the 1,600,000 control block will be held for Platoro or its associates in Uranium Strategies Inc. The initial start of Zencrest will have less than ten million common shares issued and the Platoro holdings will represent slightly more than five percent of the total issued stock in Zencrest Holdings Inc.


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      8. Zencrest will maintain all acquired properties in good standing and will return them to Platoro under any of the following circumstances:

              (a)     Insolvency of Zencrest.

              (b)     If the claims are no longer of interest to Zencrest.

              (c) If the claims are not actively explored, developed, or joint-ventured within 36 months following the date of acquisition of the claims.

      If these terms are acceptable to Zencrest Holdings Inc., please indicate your acceptance of the above by signing in the space below.


      AGREED TO THIS ___26___  DAY OF __AUGUST_____,1998:




  /s/ William M. Sheriff                            /s/ Ken  Webb
-------------------------                           --------------------
William M. Sheriff                                      Ken Webb
Vice President Exploration                              President
Platoro West, LLC                                       Zencrest Holdings Inc.


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